Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement (Form S-8 No. 2-72410) pertaining to the Employees’ Savings Plan of UST Inc. of our report dated April 24, 2002, with respect to the financial statements and schedules of the UST Inc. Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut
May 10, 2002